Exhibit 99.1

Celsius Holdings, Inc. to Present at the 19th Annual B. Riley FBR Institutional Investor Conference on May 23, 2018

BOCA RATON, Fla., May 18, 2018 /PRNewswire/ -- Celsius Holdings, Inc. (the "Company" or "Celsius") (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that John Fieldly, President and Chief Executive Officer, will present at the 19th Annual B. Riley FBR Institutional Investor Conference at 3:00 p.m. (PT) on Wednesday, May 23, 2018 and will conduct one-on-one meetings that day.

A webcast of the presentation will be available at the following link: http://www.wsw.com/webcast/brileyfbr/celh

The conference will be held on May 23rd and 24th at the Loews Santa Monica Beach Hotel and is by invitation only. For more information, please contact 1on1@brileyfbr.com or your B.Riley FBR representative.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®' Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®' Natural Line is available in six refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's, Food Lion, CVS and many others.

CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Investor Relations:

Hayden IR

Cameron Donahue

(651) 653-1854

cameron@haydenir.com